Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Syntroleum Corporation

We have audited the accompanying consolidated balance sheet of Syntroleum Corporation (a Delaware corporation) and subsidiaries as of December 31, 2013, and the related consolidated statement of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Syntroleum Corporation and subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses, negative cash flows from operations and an accumulated deficit of $362.7 million. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HOGANTAYLOR LLP

Tulsa, Oklahoma

March 13, 2014

SYNTROLEUM CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands)

December 31,
2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,400
Accounts receivable	109
Taxes receivable	988
Other current assets	280

Total current assets	12,777
PROPERTY AND EQUIPMENT – at cost, net	77
INVESTMENT IN AND LOANS TO DYNAMIC FUELS, LLC	37,848
OTHER ASSETS, net	1,113

$51,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$783
Accrued employee costs	23

Total current liabilities	806
DEFERRED REVENUE	13,365
COMMITMENTS AND CONTINGENCIES	—
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued	—
Common stock, $0.01 par value, 150,000 shares authorized, 9,943 shares issued and outstanding at December 31, 2013	99
Additional paid-in capital	400,262
Accumulated deficit	(362,717)

Total stockholders’ equity	37,644

$51,815

The accompanying notes are an integral part of these consolidated financial statements.

SYNTROLEUM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

For the Year Ended December 31, 2013

REVENUES:
Technology	$100
Technical services	1,388
Technical services from Dynamic Fuels, LLC	469

Total revenues	1,957

COSTS AND EXPENSES:
Engineering	2,280
Depreciation and amortization	180
General, administrative and other (including non-cash equity compensation of $475 for the year ended December 31, 2013.)	8,835

OPERATING LOSS	(9,338)
INTEREST INCOME	8
OTHER INCOME	8
EQUITY IN LOSS OF DYNAMIC FUELS, LLC	(1,569)
FOREIGN CURRENCY EXCHANGE	2,247

LOSS FROM CONTINUING OPERATIONS	(8,644)

INCOME FROM DISCONTINUED OPERATIONS	6,391

NET LOSS	$(2,253)

BASIC AND DILUTED NET INCOME(LOSS) PER SHARE:
Net loss from continuing operations	$(0.87)
Income from discontinued operations	0.64

Net loss	$(0.23)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	9,932

Diluted	9,932

The accompanying notes are an integral part of these consolidated financial statements.

SYNTROLEUM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands)

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance, January 1, 2013	9,829	$98	$399,788	$(360,464)	$39,422
Vesting of awards granted	88	1	349	—	350
Match to 401(k) Plan & repurchased shares	26	—	125	—	125
Net loss	—	—	—	(2,253)	(2,253)

Balance, December 31, 2013	9,943	$99	$400,262	$(362,717)	$37,644

The accompanying notes are an integral part of these consolidated statements.

SYNTROLEUM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

For the Year Ended December 31,
2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,253)
Income from discontinued operations	6,391

Loss from continuing operations	(8,644)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	180
Foreign currency exchange	(2,247)
Non-cash compensation expense	475
Non-cash loss in equity method investee	1,569
Changes in assets and liabilities:
Accounts receivable	25
Accounts receivable from Dynamic Fuels, LLC	252
Other assets	(278)
Accounts payable	471
Accrued liabilites and other	(48)

Net cash used in continuing operations	(8,245)
Net cash used in discontinued operations	(10)

Net cash used in operating activities	(8,255)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(54)
Investment in and loans to Dynamic Fuels, LLC	(10,985)
Taxes receivable reduction in Dynamic Fuels, LLC working capital loans	8,987

Net cash used in continuing operations	(2,052)
Net cash provided by discontinued operations	5,798

Net cash provided by investing activities	3,746

NET CHANGE IN CASH AND CASH EQUIVALENTS:	(4,509)
CASH AND CASH EQUIVALENTS, beginning of period	15,909

CASH AND CASH EQUIVALENTS, end of period	$11,400

NON-CASH INVESTING ACTIVITIES:
Taxes receivable reduction in Dynamic Fuels LLC working capital loan	$988

The accompanying notes are an integral part of these consolidated financial statements.

SYNTROLEUM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

Nature of Operations

The focus of Syntroleum Corporation and subsidiaries (the “Company”, “Syntroleum”, or “we”) is the commercialization of our technologies to produce synthetic liquid hydrocarbons. Operations to date have consisted of activities related to the commercialization of a proprietary process (the “Syntroleum® Process”) and previously consisted of research and development of the Syntroleum® Process designed to convert carbonaceous material (biomass, coal, natural gas and petroleum coke) into synthetic liquid hydrocarbons. Synthetic hydrocarbons produced by the Syntroleum® Process can be further processed using the Syntroleum Synfining® Process into high quality liquid fuels, such as diesel, jet fuel (HRJ), kerosene, naphtha, propane and other renewable chemical products.

Our Bio-Synfining® Technology is a renewable fuels application of our Synfining® Technology. This technology is applied commercially via our Dynamic Fuels, LLC (“Dynamic Fuels”) joint venture with Tyson Foods, Inc. (“Tyson”). The technology processes renewable feedstocks such as triglycerides and/or fatty acids to make renewable synthetic products.

In the past we have sustained recurring losses and negative cash flows from operations. As of December 31, 2013, we had approximately $11.4 million of cash and cash equivalents available to fund operations and investing activities and have limited income from operations. Additionally, the Dynamic Fuels plant (the “Geismar Facility”) was placed in stand-by mode in December 2012, and remains in stand-by mode as the Company and Tyson have not agreed upon the conditions necessary for start-up. See Going Concern discussion in Note 2.

Asset Purchase Agreement with Renewable Energy Group

On December 17, 2013, we entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Renewable Energy Group, Inc. (“REG”) and REG Synthetic Fuels, LLC, (“REG Synthetic”), a wholly-owned subsidiary of REG, pursuant to which we have agreed to sell substantially all of our assets to REG Synthetic, including all of our intellectual property and our 50% equity interest Dynamic Fuels (the “Asset Sale”). As consideration for the Asset Sale, REG will assume substantially all of our material liabilities and we will receive 3,796,000 shares of REG common stock, subject to downward adjustment (based on the value of REG common stock at closing, as calculated under the Asset Purchase Agreement) to the extent that our cash on hand at closing is less than $3.2 million; provided, that, if the per share value of REG’s common stock at closing (as calculated under the Asset Purchase Agreement) is equal to or greater than $12.91, then the number of shares of REG common stock will be equal to (A) $49,000,000, divided by (B) the REG common stock value at closing (as calculated under the Asset Purchase Agreement). The closing of the transactions contemplated by Asset Purchase Agreement is conditioned upon the approval of our stockholders and other specified closing conditions. REG has filed a Registration Statement on Form S-4 in connection with the transactions contemplated by the Asset Purchase Agreement, which includes our proxy statement for a special meeting of stockholders to be held in order to approve the transactions. If our stockholders approve the transaction and the other closing conditions are satisfied or waived, it is expected that the Asset Sale will close in the second quarter of 2014.

Following the closing of the Asset Sale and subject to the approval of our stockholders, we intend to liquidate and dissolve in compliance with the applicable provisions of the Delaware General Corporation Law.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of Syntroleum Corporation and our majority-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated. Companies in which we own a 20 percent to 50 percent interest, but in which we do not have a controlling interest are accounted for by the equity method. We own 50 percent and have a non-controlling interest in Dynamic Fuels. The entity is accounted for under the equity method and is not required to be consolidated in our financial statements; however, our share of the Dynamic Fuels results of operations activities is reflected in the Consolidated Statements of Operations and the subsidiary’s summarized financial information is reported in Note 4, “Investment in and Loans to Dynamic Fuels, LLC”. The carrying value of our investment in Dynamic Fuels is reflected in “Investment in and Loans to Dynamic Fuels, LLC” in our Consolidated Balance Sheets.

The consolidated financial statements for all prior periods have been retroactively adjusted to reflect the April 11, 2013 10-for-1 reverse stock split of the Company’s common stock, which allowed the Company to regain compliance with Nasdaq’s minimum price rule as of April 26, 2013. As a result of the reverse split, each ten (10) outstanding shares of pre-split common stock were automatically combined into one (1) share of post-split common stock. Fractional shares received cash and proportional adjustments were made to the Company’s outstanding stock options and other equity awards and to the Company’s equity compensation plans to reflect the reverse stock split. The consolidated financial statements for all prior periods have been retroactively adjusted to reflect this stock split for both common stock issued and options outstanding.

Revenue Recognition

We recognize revenues from technical services provided as such services are rendered. We recognize revenue for royalty fees upon production of finished product by the licensee.

We recognized revenues from the transfer of technology documentation to customers or through licensing structures. Any deposits or advance payments for the technology documentation is recorded as deferred revenue in the consolidated balance sheets until recognized as revenue in the consolidated statement of operations. The Company recognizes revenue on the transfer of technology documentation upon the physical transfer of the technology documentation by the Company to the customer pursuant to the terms of the specific agreement.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with an original maturity of three months or less, primarily in the form of money market instruments. The Company places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

Accounts Receivable

The majority of our accounts receivable is due from technical service agreements. These accounts are typically due within 30 days and are stated as amounts due from customers. Accounts outstanding longer than the contractual payment terms are considered past due. We write off accounts receivable when they become uncollectible. Management determines accounts to be uncollectible when we have used all reasonable means of collection and settlement. Management believes that all amounts included in accounts receivable at December 31, 2013 will be collected and therefore no allowance for uncollectible accounts has been recorded.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Maintenance, repairs and replacement of minor items are expensed as incurred and major additions, expansions and betterments to physical properties are capitalized. When assets are sold or retired, the cost and accumulated depreciation related to those assets are removed from the accounts and any gain or loss is recognized. Depreciation of property and equipment is computed on the straight-line method over the estimated useful lives of three to seven years. Property and equipment consists of the following (in thousands):

December 31,
2013
Furniture and office equipment	$495
Leasehold improvements	5

500
Less - accumulated depreciation	(423)

$77

Income Taxes

Income taxes are accounted for using the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and on net operating loss carry-forwards. Deferred tax assets and liabilities are measured using the enacted tax rates and laws in effect or that will be in effect when the differences are expected to reverse. The Company records a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Asset Retirement Obligations

We follow FASB ASC Topic 410, Asset Retirement and Environmental Obligations, which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The standard requires that we record the discounted fair value of the retirement obligation as a liability at the time the plants are constructed. The asset retirement obligations consisted primarily of costs associated with the future plant dismantlement of our pilot plant. As the pilot plant was directly related to research and development activities and had been expensed accordingly, no corresponding amount was capitalized as part of the related property’s carrying amount. The liability accretes over time with a charge to accretion expense. Based on a change in expected life of the pilot plant, no accretion expense was incurred in 2013. See Footnote 3 for additional information.

Other Assets

Other assets include costs associated with patents and are amortized using the straight-line method over their estimated period of benefit, ranging from fifteen to seventeen years. All costs are capitalized, and amortization begins upon initial costs incurred. Amortization expense for the year ended December 31, 2013 was $145,000. We periodically evaluate the recoverability of intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. Future amortization expense for patents as of December 31, 2013 is estimated to be $145,000 per year through 2020. Patent costs consist of the following (in thousands):

December 31,
2013
Patents	$2,416
Less - accumulated amortization	(1,303)

$1,113

Impairment of Assets

We follow the provisions of FASB ASC Topic 360, Property, Plant and Equipment, for assets. Management reviews assets for impairment when certain events have occurred or changes in circumstances indicate that the asset may be impaired. An asset is considered to be impaired when the estimated undiscounted future cash flows are less than the carrying value of the asset. The impairment provision is based on the excess of carrying value over fair value.

Accounting for Guarantees

We follow the provisions of FASB ASC Topic 460, Guarantees for any guarantees entered into after December 2002. Under ASC Topic 460, we are required to record a liability for the fair value of the obligation undertaken in issuing the guarantees.

Stock-Based Compensation

Employee Stock-Based Compensation. We account for stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Based. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award (generally three years) using the straight line method.

Non-Employee Stock-Based Compensation. We also grant stock-based incentives to certain non-employees. These stock based incentives are accounted for in accordance with FASB ASC Topic 505 – Equity-Based Payments to Non-Employees. Stock awards that are tied to performance criteria are expensed at the time the performance goals are met.

Earnings Per Share

Basic earnings (losses) per common share were computed by dividing net loss by the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings per common share for the year ended December 31 is calculated by dividing net loss by weighted-average common shares outstanding during the period plus dilutive potential common shares, which is determined as follows:

Year ended December 31, 2013
(in thousands)
Basic weighted-average shares	9,932
Effect of dilutive securities:
Stock options	—

Dilutive weighted-average shares	9,932

The table below includes information related to stock options, warrants and restricted stock that were outstanding at December 31, 2013, but have been excluded from the computation of weighted-average stock options due to (i) the option exercise price exceeding the twelve-month weighted-average market price of our common shares or (ii) their inclusion would have been anti-dilutive to our loss per share.

Options and warrants (in thousands)	2,360
Weighted-average exercise price of options and warrants	$25.69
Average market price of common shares	$4.90

Defined Contribution Plan - 401(k)

We sponsor a defined contribution plan, named the Syntroleum 401(k) Plan (the “401(k) Plan”), covering virtually all of our employees who have met the eligibility requirements. Our employees may participate in the 401(k) Plan upon employment. Participants become eligible for matching and profit sharing contributions upon employment on the last day of the 401(k) Plan quarter.

We contribute a matching contribution equal to 50 percent of employees’ contributions quarterly in the form of shares of our common stock. No employee purchase of our stock is permitted. We recorded expense of $125,000 from issuing 27,498 shares of Syntroleum Stock for the year ended December 31, 2013, of which 10,197 shares were issued in January 2014.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates made by management include, but are not limited to, the valuation of stock-based compensation, estimates for accrued liabilities and estimates for asset retirement obligations. Actual results could differ from these estimates.

Going Concern

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. As a result of the factors described in Note 1, and in connection with our accumulated deficit of $362.7 million, and our expectation of future cash requirements exceeding our capital availability there is substantial doubt about our ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. If the consolidated financial statements were prepared on a liquidation basis, the carrying value of our assets and liabilities would be adjusted to the net realizable amounts. In addition, the classification of the assets and liabilities would be adjusted to reflect the liquidation basis of accounting.

Foreign Currency Transactions

All of our subsidiaries use the U.S. dollar for their functional currency. Assets and liabilities denominated in other currencies are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Transaction gains and losses that arise from exchange rate fluctuations applicable to transactions denominated in a currency other than the U.S. dollar are included in the consolidated results of operations as incurred.

New Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) periodically issues new accounting standards in a continuing effort to improve standards of financial accounting and reporting. We have reviewed the recently issued pronouncements and concluded that there are no recently issued accounting standards applicable to us.

3. DISCONTINUED OPERATIONS

Research and Development

We have completed the necessary testing and demonstration associated with our previously owned pilot plants as well as completion of catalyst formulation and deactivation studies. All revenues and costs associated with these activities such as; facilities, dismantlement of facilities, overhead associated with the facilities, personnel, equipment and outside testing and analytical work have been reported in “Income (Loss) from Discontinued Operations” in the Consolidated Statement of Operations. The total income or (loss) of research and development activities totaled $6,391,000 for the year ended December 31, 2013.

During the year ended December 31, 2013, we sold our pilot plant for $5,798,000. The Company had no carrying value for the pilot plant since all costs incurred had been expensed as research and development expenses. As such, the total amount of the proceeds was recognized as a gain. In connection with this sale, the buyer assumed all dismantlement and retirement costs, as such, the previously recognized asset retirement obligation of $603,000, reported in “Noncurrent Liabilities of Discontinued Operations” in the Consolidated Balance Sheet, was also recognized as a gain in connection with the sale of the pilot plant.

4. INVESTMENT IN AND LOANS TO DYNAMIC FUELS

On June 22, 2007, we entered into definitive agreements with Tyson to form Dynamic Fuels, to construct and operate facilities in the United States using our Bio-Synfining® Technology. Dynamic Fuels is organized and operated pursuant to the provisions of its Limited Liability Company Agreement between the Company and Tyson (the “LLC Agreement”). Other agreements entered into included a technology license agreement whereby we would provide for the transfer of our Bio-Synfining® Technology, provide technology support services to Dynamic Fuels, and receive payment of royalties for plant production. These agreements also included a sales agreement whereby Tyson would be paid a sourcing fee to procure feedstock.

The LLC Agreement provides for management and control of Dynamic Fuels to be exercised jointly by representatives of the Company and Tyson equally with no LLC member exercising control. This entity is accounted for under the equity method and is not required to be consolidated in our financial statements; however, our share of the Dynamic Fuels net income or loss is reflected in the Consolidated Statements of Operations. Dynamic Fuels has a different fiscal year than us. The Dynamic Fuels fiscal year ends on September 30 and we report our share of Dynamic Fuels results of operations on a three month lag basis. Our carrying value in Dynamic Fuels is reflected in “Investment in and Loans to Dynamic Fuels LLC” in our Consolidated Balance Sheet. As of December 31, 2013, Syntroleum’s total estimate of maximum exposure to loss as a result of its relationships with this entity was approximately $37.85 million, which represents our equity investment in and loans to this entity, net of recognized losses and other equity accounting adjustments. The carrying value of our investment in Dynamic Fuels exceeds the amount of underlying equity in net assets and loans to Dynamic Fuels by approximately $7.6 million, related to warrants issued to Tyson. The warrants are being amortized over the remaining life of the Dynamic Fuels bonds which expire in 2033.

During the year ended December 31, 2013, each partner made additional equity contributions of $3.45 million resulting in total cash and non-cash equity contributions by Syntroleum of $53.56 million and $56.74 million by Tyson. Also during the twelve month period, each partner made additional working capital loans of $7.54 million. Syntroleum will likely be required to fund future working capital of Dynamic Fuels.

In prior years, Dynamic Fuels was engaged in the development and construction of the Geismar Facility. Dynamic Fuels began commercial operations in November of 2010. The Geismar Facility sold 66.8 million gallons of renewable products such as diesel, naphtha, and LPG from December 2010 to September 30, 2013. Nameplate capacity for the plant is 75 million gallons per year.

Since inception of commercial operations, the plant has experienced mechanical issues, hydrogen supply disruptions and feedstock adulterants which have contributed to plant down time, higher than expected operational costs and operating losses. In order to help resolve differences between us and Tyson regarding plant operational and other issues, on June 27, 2012, we entered into a Settlement Agreement whereby the obligations to us and Tyson for sourcing fees, running royalty fees, line of credit or interest fees and services and expenses under the technical service agreement in the amount of $6,597,000 each were contributed to Dynamic Fuels’ equity. Contemporaneous with the execution of the Settlement Agreement, we entered into a revised site license agreement, rights and obligations under the master license agreement were amended, warrants to purchase our common stock that had been issued to Tyson were vested, and the sales agreement under which Tyson procures feedstock was amended to pay Tyson an additional $.01 per pound, up to 1.1 billion pounds, to procure certain low cost feedstock.

Upgrades to the feedstock pre-treatment area were installed during 2012. After completion of the maintenance turnaround on December 10, 2012, the plant was placed in stand-by mode primarily because of economic conditions, including without limitation, falling RIN prices, uncertainty regarding the extension and retroactive application of federal tax credits, and the high price of feedstocks. The economic outlook improved when, on January 3, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which reinstated tax credits of $1.00 per gallon for the production of renewable diesel and $.50 per gallon for the production of qualified alternative fuels. The Act applies to 2013 production, but also retroactively reinstated the credits for 2012. Dynamic Fuels or its owners will receive approximately $23 million for 2012 production of diesel plus $.50 per gallon for a portion of the renewable naphtha produced during 2012.

In conjunction with specific provisions of the retroactive reinstatement of the tax credits, each partner will receive $10 million of their total portion of the 2012 tax credits as a refund directly from the IRS. Through December 31, 2013 we have collected approximately $9 million of such credits with the remaining balance included in taxes receivable on the consolidated balance sheet. The refunds were recorded by Dynamic Fuels as repayment of working capital loans. Each partner has remaining outstanding working capital loans to Dynamic Fuels of $11.6 million. The remaining loans are non-interest bearing and do not have a stated term but will be repaid to each partner upon Dynamic Fuels generating sufficient operating cash flow.

On February 25, 2013 the Dynamic Fuels management committee approved a resolution to replace the HI catalyst at a total cost of $7.3 million. Installation of the new catalyst was completed by June 28, 2013. The plant has remained in standby mode pending agreement by Syntroleum and Tyson as to the appropriate conditions under which to resume production. While the plant is ready for commercial operation, the Dynamic Fuels management committee has not determined a re-start date. As of the date these consolidated financial statements were issued, the plant continues to be in stand-by mode.

Accounting standards for equity method investments require us to consider all factors that may indicate that the value of our investment in Dynamic Fuels is less than the amount resulting from the application of the equity method reported in our consolidated balance sheet. If such a value deficiency has occurred and is other than temporary, it must be recognized currently. Our management has considered Dynamic Fuel’s financial condition, current status and outlook and has concluded that should a current valuation deficiency exist, it does not meet the “other than temporary” criteria of the accounting standards. When the Company and Tyson reach an agreement to resume production, for which there is no assurance, should the plant upgrades and improvements fail to improve operational performance or industry economics make the plant uneconomic to operate, should the Asset Purchase Agreement not be approved, or should we be required to seek protection under the U.S. Bankruptcy Code or similar relief, we may be required to assess the recoverability of our investment in and loans to Dynamic Fuels.

During the year ended September 30, 2013, we recognized revenue associated with our technical services agreement between us and Dynamic Fuels in the amount of $469,000. This revenue is reported in “Technical services from Dynamic Fuels, LLC” and “Royalties from Dynamic Fuels, LLC Plant Production” in the Consolidated Statement of Operations.

Dynamic Fuels, LLC 2013 Audited Financials (in thousands):

Balance Sheet	September 30, 2013
Cash and Current Assets	$9,727
Inventory	3,297
Property, Plant and Equipment and Other Assets	150,843

Total Assets	$163,867

Accounts Payable	$2,254
Notes and Accounts Payable to Related Parties	21,057
Long-Term Liabilities	100,060

Total Liabilities	123,371

Total Members’ Equity	40,496
Total Liabilities and Members’ Equity	$163,867

For the Year Ended September 30, 2013
Revenue	$46,340
Cost of Goods Sold and Operating Expenses	47,454
General and Administrative Expenses	956

Loss from Operations	(2,070)

Other Income (Expense)	(1,170)
Net Loss	$(3,240)

5. DEFERRED REVENUE

License fees received for which the criteria for revenue recognition have not been met totaled $13,365,000 at December 31, 2013. We entered into these license agreements granting parties the right to use certain of our patent rights and technical information to design, construct, operate, and maintain licensed facilities. In accordance with ASC 605, Revenue Recognition, we recorded a portion of the license fees paid to us pursuant to license agreements as deferred income because the earning process was not complete with respect to the license fees so deferred. The portion of the license recorded as deferred income were subject to offset and/or indemnity obligations in the event that the licenses completed construction of facilities prior to the expiration of the license agreements.

In August 2000, we signed a non-exclusive license agreement with the Commonwealth of Australia, granting the Commonwealth the right to utilize the Syntroleum® Process. As of December 31, 2013, we had a remaining license agreement with the Commonwealth of Australia that includes credits against future license fees earned in Australia in the amount of AUD $15,000,000. This license has been recorded as deferred revenue of US $13,310,000 as of December 31, 2013. This license expires in 2019. The license agreement is denominated in Australian dollars and is subject to changes in foreign currency. During the years ended December 31, 2013, the foreign currency effect on our deferred revenues was a change of $2,247,000 as a result of changes in the exchange rate between the United States and Australian dollars.

6. STOCK AND WARRANT SALE AND COMMON STOCK PURCHASE AGREEMENTS

Common Stock Offering. On July 6, 2011, the Company closed the issuance and sale of 1,590,000 shares of its common stock and accompanying warrants to purchase a total of 795,000 shares of common stock. A combination of one share of common stock and a five year warrant to purchase five shares of common stock was sold in the offering for a combined public offering price of $15.80 per share, less underwriting discounts and commissions payable by the Company. The black-scholes valuation of the warrants granted was $11,614,000. The underwriter, JMP Securities LLC, purchased the common stock and warrants at a discounted price of $14.90 per combination, representing a 5.7% discount to the public offering price. Cash proceeds received by the Company, after the payment of underwriter commission and expenses and offering expenses, were approximately $23,538,000.

7. STOCKHOLDERS’ EQUITY

Tyson. As an incentive to Tyson for entering into the Dynamic Fuels joint venture, Tyson received warrants to buy the Company’s common stock. The warrants are allocated in three tranches. The first tranche of 425,000 shares was awarded upon signing of the LLC Agreement, Feedstock and Master License Agreements in June 2007. The Warrant Agreement provides that the second tranche of 250,000 shares will be issued upon sanctioning of the second plant and the third tranche of 150,000 shares will be issued upon sanctioning of the third plant, provided that Tyson has at least a 10% interest in Dynamic Fuels. The exercise price of the first tranche of 425,000 warrants is $28.70 per share, which was the ten-day average closing price prior to the signing of the above referenced agreements on June 22, 2007. The exercise price of the second and third tranches of warrants will be the ten-day average closing price prior to the sanctioning of plants 2 or 3. Vesting requires that if on the anniversary of the first plant commercial operations date, Tyson remains at least a 10% equity owner in Dynamic Fuels (in the case of the first tranche) and in the applicable plant (in the case of the second and third tranches), and that each plant has commenced commercial operation. Commercial operation is defined as the date on which the Plant achieves operations for commercial purposes after the completion of commissioning and satisfaction of performance tests. For purposes of the Warrant Agreement dated June 22, 2007, the First Plant Commercial Operations Date as defined in the Warrant Agreement was deemed to be June 27, 2012. The warrants will expire if not exercised by June 27, 2014. If 25% or more of the project cost for the third plant is debt financed, then the third warrant tranche will not vest. In the event that Tyson owns a 90% or greater interest in Dynamic Fuels the number of shares subject to the second and third warrant tranche doubles subject to a limitation that Tyson will not receive pursuant to all tranches warrants for stock equal to or more than 20% of the outstanding shares of Syntroleum common stock. In the event Tyson defaults by not paying its capital contributions to the plant, Tyson loses the warrants for such plant. These warrants are accounted for in accordance with FASB ASC Topic 505 Equity-Based Payments to Non-Employees. Warrants granted to non-employees that are tied to performance criteria are expensed at the time the performance goals are met.

On June 30, 2008, the Company and Tyson entered into a Warrant Agreement providing for the issuance of warrants to Tyson to purchase shares of the Company’s common stock in exchange for credit support relating to the obligations of Dynamic Fuels. Dynamic Fuels received approval from the Louisiana State Bond Commission to issue up to $100 million of certain Gulf Opportunity Tax Exempt Bonds originated by the Louisiana Public Facilities Authority (the “Bonds”). On October 21, 2008 the issuance of the Bonds occurred and required a letter of credit in the amount of $100 million as collateral for Dynamic Fuels’ obligations under the Bonds. Tyson agreed under the terms of the Warrant Agreement to provide credit support for the entire $100 million Bond issue for which we issued Tyson warrants to purchase 800,000 shares of our common stock for $0.10 per share. The warrants were exercised on April 16, 2009. These warrants are accounted for in accordance with FASB ASC Topic 505 Equity-Based Payments to Non-Employees. The measurement date is the date of issuance, October 21, 2008. We valued the warrants at $8.6 million and have recorded them as an additional cost of our Investment in and Loans to Dynamic Fuels on our Consolidated Balance Sheets. This additional cost in our investment results in a difference between our cost and our share of the underlying equity of Dynamic Fuels. We amortize the basis difference to Earnings or Loss from Dynamic Investment in our Consolidated Statement of Operations over the life of the Bonds, 25 years.

Pursuant to two registration rights agreements, we have granted Tyson demand and piggyback registration rights with respect to the shares of common stock issuable pursuant to the warrants.

8. STOCK-BASED COMPENSATION

Our share-based incentive plans permit us to grant restricted stock units, restricted stock, incentive or non-qualified stock options, and certain other instruments to employees, directors, consultants and advisors of the Company. Certain stock options and restricted stock units vest in accordance with the achievement of specific company objectives. The exercise price of options granted under the plan must be at least equal to the fair value of our common stock on the date of grant. All options granted vest at a rate determined by the Nominating and Compensation Committee of our board of directors and are exercisable for varying periods, not to exceed ten years. Shares issued under the plans upon option exercise or stock unit conversion are generally issued from authorized, but previously unissued shares.

As of December 31, 2013, 560,997 shares of common stock were available for grant under our current plan. We are authorized to issue up to 1,133,637, plan equivalent shares of common stock in relation to stock options or restricted shares outstanding or available for grant under the plans.

Stock Options

The number and weighted average exercise price of stock options outstanding are as follows:

	Shares Under Stock Options	Weighted Average Price Per Share
OUTSTANDING AT DECEMBER 31, 2012	640,454	$18.70
Granted at market price	—	—
Exercised	—	—
Expired, forfeited, cancelled or repurchased	(67,814)	15.58

OUTSTANDING AT DECEMBER 31, 2013	572,640	$19.08

The following table summarizes information about stock options outstanding at December 31, 2013:

Options Outstanding				Options Exercisable
Range of Exercise Price	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Options Exercisable	Weighted Average Exercise Price Per Share
$ 6.60 – $6.60	429,423	$6.60	4.61	429,423	$6.60
$ 14.10 – $14.10	5,000	14.10	7.58	5,000	14.10
$ 28.90 – $28.90	50,625	28.90	2.94	50,625	28.90
$ 31.90 – $68.80	62,523	66.66	0.90	62,523	66.66
$ 80.30 – $96.70	22,569	94.29	1.88	22,569	94.29
$ 105.10 – $105.10	2,500	105.10	1.59	2,500	105.10

	572,640	$19.08		572,640	$19.08

A total of 572,640 stock options with a weighted average exercise price of $19.08 were outstanding and fully vested at December 31, 2013.

There were no stock options granted for the year ended December 31, 2013.

Non-cash compensation cost related to stock and stock options and restricted stock recognized during the year ended December 31, 2013 was $475,000.

As of December 31, 2013 there was no aggregate intrinsic value of stock options that were fully vested. The remaining weighted average contractual term for options exercisable is approximately 4.2 years. As of December 31, 2013, all stock options have vested and all related compensation costs has been recognized.

Restricted Stock

We also grant common stock and restricted common stock units to employees and directors. These awards are recorded at their fair values on the date of grant and compensation cost is recorded using graded vesting over the expected term. The weighted average grant date fair value of common stock and restricted stock units granted during the year ended December 31, 2013 was $4.00 per share (total grant date fair value of $350,000). As of December 31, 2013, all restricted stock units had vested. The total fair value of restricted stock units vested during December 31, 2013 was $350,000. The following summary reflects restricted stock unit activity and related information.

	Shares / Units	Weighted-Average Grant Date Fair Value
NONVESTED AT DECEMBER 31, 2012	—	$—
Granted	87,500	4.00
Vested or Exercised	(87,500)	4.00
Expired or forfeited	—	—

NONVESTED AT DECEMBER 31, 2013	—	$—

9. INCOME TAXES

We had federal income tax net operating loss (“NOL”) carry-forwards of approximately $380 million at December 31, 2013. Our NOLs generally begin to expire in 2018.

We recognize the tax benefit of NOL carry-forwards as assets to the extent that management concludes that the realization of the NOL carry-forwards is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate taxable income within the carry-forward period. The Company’s management has concluded that, based on the historical results of the Company, a valuation allowance should be provided for the entire balance of the net deferred tax asset.

We have not recorded an income tax provision for the year ended December 31, 2013. This differs from the amount of income tax benefit that would result from applying the 35 percent statutory federal income tax rate to the pretax loss due to the increase in the valuation allowance in each period. The valuation allowance increased by approximately $5,587,000 for the year ended December 31, 2013. Deferred taxes arise primarily from NOL carry-forwards and the recognition of revenues and expenses in different periods for financial and tax purposes.

Deferred taxes consist of the following (in thousands):

December 31, 2013
Deferred tax assets:
NOL carry-forwards	$144,526
Research and development credit	8,085
Deferred revenue	3,808
Stock-based compensation	2,831
Other	1,276

160,526

Deferred tax liabilities:
Investments	(4,889)
Other	(423)

Net deferred tax asset before valuation allowance	155,214
Valuation allowance	(155,214)

Net deferred tax assets	$—

Open tax years are December 31, 2011 forward for both federal and state jurisdictions, except for years in which net operating losses originated and are subsequently utilized.

10. COMMITMENTS AND CONTINGENCIES

We have entered into a non-cancelable operating lease for office space that expires in 2014. Rental expense was $94,000 in 2013. Total future minimum lease payments under this agreement as of December 31, 2013 are approximately $23,000.

We have entered into employment agreements, which provide severance benefits to several key employees. Commitments under these agreements totaled approximately $2,121,000 at December 31, 2013. Expense is not recognized until an employee is severed.

During the quarter ending March 31, 2014, the Company agreed to accept effective responsibility for 50%, or up to $50 million, of any liability incurred by Tyson in connection with its guarantee of $100 million of Bonds issued by Dynamic Fuels. Tyson’s guarantee is secured by its letter of credit as described in Note 7. The holders of the Bonds are entitled to draw upon the letter of credit in the event of a default under the Bonds. Dynamic Fuels is not currently in default under the Bonds. The Company’s obligation will continue until the Bonds, which are due in 2033, are repaid. The Company had previously issued warrants to Tyson in exchange for Tyson’s agreement to provide the letter of credit, as described in Note 7.

The Company agreed to accept this obligation in order to help resolve disagreements between the Company and Tyson regarding the guarantee described above which had delayed the financial reporting for Dynamic Fuels, and to avoid the possibility that an ongoing dispute with Tyson could delay or prevent the Company from completing the proposed Asset Sale to REG Synthetic. Pursuant to the proposed asset sale, REG Synthetic has agreed to assume this obligation. Management has not yet determined the fair value associated with the guarantee.

Three lawsuits challenging the Asset Sale have been filed. First, on December 26, 2013, Daniel Baxter, on behalf of himself and the public stockholders of Syntroleum, filed a putative class action complaint in the District Court of Tulsa County, State of Oklahoma. Second, on December 30, 2013, Philip Crawley, on behalf of himself and the public stockholders of Syntroleum, filed a putative class action complaint in the District Court of Tulsa County, State of Oklahoma. Third, on January 10, 2014, George Kashouh and Thomas Victor, on behalf of themselves and the public stockholders of Syntroleum, filed a putative class action complaint in the District Court of Tulsa, State of Oklahoma. All of the lawsuits name as defendants Syntroleum, each member of Syntroleum’s board of directors, REG, and REG Synthetic; the Baxter lawsuit also names Syntroleum’s Principal Financial Officer as a defendant. On January 14, 2014, the court issued an order consolidating the first two suits, and on February 12, 2014, the third suit was consolidated. On January 22, 2014, the plaintiffs filed an amended consolidated petition alleging that (1) Syntroleum’s directors breached their fiduciary duties in connection with entering into the Asset Purchase Agreement, as publicly disclosed on December 17, 2013, by failing to maximize stockholder value, agreeing to onerous and unreasonable deal protection devices and failing to act in accordance with their duties of care, loyalty, and good faith, (2) Syntroleum, REG and REG Synthetic aided and abetted those alleged breaches of fiduciary duties, and (3) the combined proxy statement/prospectus omits material information regarding the proposed transaction and is otherwise misleading. Based on these allegations, the amended petition seeks to enjoin the Asset Sale, to obtain other related declaratory and injunctive relief (including rescission), and to recover the costs of the action, including reasonable attorneys’ fees. The Baxter plaintiffs filed an Emergency Motion and Memorandum in Support to Expedite Discovery and Shorten Prescribed Time Period for Defendants to Respond to Discovery together with their original complaint, which motion was heard on January 6, 2014 and not granted. On January 24, 2014, the original judge assigned to the consolidated matter recused herself and the matter was re-assigned to another judge. No further hearing dates have been set in connection with the consolidated lawsuits.

The Company is involved in certain claims and legal proceedings arising in the ordinary course of business. Management believes there will not be any liability from the resolution of these proceedings and any liability will not have a material adverse effect on the Company’s financial condition, future results of operations or liquidity.

11. SIGNIFICANT CUSTOMERS

The Company’s revenue is derived from significant customers. Three customers, Dynamic Fuels, Sasol Technology (Pty) Ltd. (“Sasol”) and Sasol (USA) Corporation (“Sasol USA”), made up 97% of revenue in 2013. See Note 4, “Investment in and Loans to Dynamic Fuels” for further information regarding revenue transactions with Dynamic Fuels.

12. FAIR VALUE DISCLOSURES

The Company’s short-term financial instruments consist of cash, accounts receivable, accounts payable, and accrued expenses. The carrying amounts of these financial instruments approximate fair value because of their short-term maturities. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

13. SEGMENT INFORMATION

We apply FASB ASC Topic 280, Segment Reporting. Previously, our reportable business segments have been identified based on the differences in products or services provided. As discussed in Note 4, we classified the research and development component as discontinued operations for the year ended December 31, 2013. We now operate only one reportable segment.

14. QUARTERLY DATA (UNAUDITED)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in thousands, except per share data)
2013
Revenues	$899	$408	$373	$277
Operating income (loss)	(2,009)	(1,719)	(2,483)	(3,127)
Income (loss) from Dynamic Fuels investment	6,707	(1,498)	(3,252)	(3,526)
Net income (loss) from continuing operations	4,634	(1,286)	(5,999)	(5,993)
Net income (loss) from discontinued operations	6,391	—	—	—
Net income (loss)	11,025	(1,286)	(5,999)	(5,993)
Basic and diluted EPS
Continuing operations	$0.48	$(0.13)	$(0.60)	$(0.60)
Discontinued operations	$0.67	$0.00	$0.00	$0.00

Our revenues and costs are the result of projects described in these financial statements and are not from a mature, more predictable business. These projects may affect the comparability of the periods presented.